EXHIBIT 10.1

3330 Cumberland Blvd., Suite 800	ph/ 678.742.8000
Atlanta, Georgia 30339	fx/ 678.742.8300

June 14, 2005

Personal & Confidential

Victoria W. Beck

905 Ferncroft Court

Roswell, GA 30075

Dear Victoria:

I am pleased to confirm the details of our offer to you to join Russell Corporation as Corporate Controller, based in Atlanta, Georgia effective June 2005. Upon your acceptance, you will be recommended to the Board of Directors as a candidate for Vice President, a corporate officer, as soon as possible.

As Corporate Controller, you will report to Bob Koney, Chief Financial Officer. Your annual salary will be $200,000 paid monthly, subject to annual merit increases in conjunction with our performance review process each March. You will be eligible for an annual bonus of 40% at target, with a maximum of 80%, pro-rated from your start date. The bonus is based on individual and business performance.

You will be eligible to participate in Russell’s long-term incentive program, which includes the fiscal year 2004-2005 Performance Share Award Program which includes performance shares and time lapse restricted shares. You will receive a grant of 1,500 shares of which 1,200 are performance based and 300 will vest at the end of the Program period (December 31, 2005). This award is based on a typical award of 6,000 shares at target. We are working on a new long- term incentive plan to be effective January 1, 2006.

You will be eligible for Russell Corporation benefits commencing on the first of the month following your hire date. This includes medical, dental and vision; short and long-term disability plans; life and accidental death and dismemberment insurance; and business travel insurance. The range of coverage options for you and corresponding co-payments are detailed in the enclosed materials. Also, you will be eligible to participate in Russell’s Supplemental Executive Retirement Plan. In addition, you will be immediately eligible to participate in our Flexible Deferral Plan (FDP). The FDP is similar to the 401(k) plan in that it allows you to accumulate retirement income on a pre-tax basis and features a company match of 25% up to the first 4% of your contribution.

You will be eligible to receive tuition assistance for an Executive MBA Program. (Please see Schedule A for the terms.)

Victoria W. Beck

June 14, 2005

As agreed, Russell will allow you a total of 10 days vacation for 2005. After 2005, you will be eligible for 20 days vacation annually.

As part of our aim to achieve a “drug-free” working environment, we require all employees to undergo a drug screening process. This offer is contingent upon your passing a pre-employment background check, drug exam and your execution of a confidentiality agreement in accordance with our Confidentiality Policy. Details concerning the drug exam and required employment documents are enclosed.

If the terms outlined above reflect your understanding of our offer and you accept the position based on these terms, please confirm your acceptance of this offer by signing and returning one copy in the enclosed envelope as soon as possible to me. If you have any questions or wish to clarify any elements of this offer, please call Bob Koney at 678-742-8100.

Victoria, we look forward to your joining the Russell Corporation team. We believe this position offers you significant opportunity for personal and professional growth, with financial recognition for what we expect will be substantial contributions to our business.

Sincerely,

/s/ Ed Flowers
Ed Flowers
Senior Vice President
Human Resources

Enclosures

AGREED:

/s/ Victoria W. Beck	6/13/05
Victoria W. Beck	Date

Schedule A

Victoria W. Beck

Executive MBA Program

Russell Corporation will pay for your tuition and all applicable fees related to your attainment of your MBA through an accredited Executive MBA Program. You be eligible to enroll in a program two years after your anniversary date with Russell Corporation. Upon completion of the program, you will be required to continue your employment with Russell Corporation for two years after your graduation date. You agree that if you voluntarily terminate your employment prior to completing two years of employment after graduating from the Executive MBA Program, you will be required to reimburse Russell Corporation on a prorated schedule the amount that was paid on your behalf.

AGREED:

/s/ Victoria W. Beck	6/13/05
Victoria W. Beck	Date